Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
N30 PHARMACEUTICALS, INC.

N30 Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

A.            The name of the Corporation is N30 Pharmaceuticals, Inc. The predecessor to the Corporation, N30 Pharmaceuticals, LLC, was originally formed as a limited liability company under 18-201 of the Delaware Limited Liability Company Act on March 30, 2007. Effective as of 12:01 a.m. Eastern Standard Time on August 1, 2012, the Corporation’s predecessor was converted in a Delaware corporation pursuant to a Certificate of Conversion filed with the Delaware Secretary of State on July 31, 2012. The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on July 31, 2012. The original Certificate of Incorporation was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on September 23, 2014, which was amended and restated by the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 18, 2014, which was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 9, 2015 (the “Prior Certificate”).

B.            This Certificate of Amendment of the Prior Certificate (this “Certificate of Amendment”) was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.              Article I of the Prior Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is Nivalis Therapeutics, Inc. (the “Corporation”).

IN WITNESS WHEREOF, N30 Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by Jon Congleton, a duly authorized officer of the Company, on February 11, 2015.

/s/Jon Congleton
Jon Congleton
Chief Executive Officer